Exhibit 3.3

*090204*

BARBARA K. CEGAVSKE	Filed in the office of	Document Number
Secretary of State	/s/ Barbara K. Cegavske	20170342022-73
202 North Carson Street	Barbara K. Cegavske	Filing Date and Time
Carson City, Nevada 89701-4201	Secretary of State	08/09/2017 12:41 PM
(775) 684-5708	State of Nevada	Entity Number
Website: www.nvsos.gov		E0034162016-0

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Jakroo Inc.

2. The articles have been amended as follows: (provide article numbers, if available):

Article III “CAPITALIZATION” of the Articles of Incorporation is amended and restated in its entirety to read as follows:

3. Capitalization

(a) The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which: (i) one hundred million (100,000,000) shares are designated as common stock with a par value of $0.001 per share (“Common Stock”), and (ii) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.001 per share (“Preferred Stock”).

[SEE ATTACHMENT FOR REMAINDER OF ARTICLE III]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 94.5%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Weidong (Wayne) Du
Signature of Officer

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

JAKROO INC.

(Pursuant to MRS 78.385 and 78.390)

Jakroo Inc., a corporation duly organized and existing under and by virtue of the Nevada Revised Statutes (the “Corporation”), does hereby certify that:

FIRST: The Corporation filed its original Articles of Incorporation (the “Articles of Incorporation”) with the Secretary of State of Nevada on January 25, 2016.

SECOND: The Corporation’s Board of Directors, in accordance with Section 78,315 of the Nevada Revised Statutes, as amended (the “NRS”), by written consent filed with the minutes of the Board of Directors, adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Articles were approved:

Article III “CAPITALIZATION” of the Articles of Incorporation is amended and restated in its entirety to read as follows:

3.            Capitalization

(a)          The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which: (i) one hundred million (100,000,000) shares are designated as common stock with a par value of $0.001 per share (“Common Stock”), and (ii) ten million (10,000,000) shares are designated as preferred stock, with a par value of $0.001 per share (“Preferred Stock”).

(b)          The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more series and such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i)          the designation of such class or series;

(ii)         the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)        whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)        the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v)         whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

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(vi)        the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii)       the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii)      the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c)          Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(d)          No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

(e)          Upon the effectiveness in accordance with the NRS of this Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), each one (I) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be converted, without any action on the part of the holder thereof, into three (3) shares of fully paid and non-assessable Common Stock of the Corporation (the “Forward Stock Split”). Fractional shares, if any, will be rounded up to the next whole share. The Forward Stock Split shall occur whether or not the certificates representing shares of Old Common Stock are surrendered to the Corporation or its transfer agent. The Forward Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Forward Stock Split and held by a single record holder shall be aggregated. The par value of each share of Common Stock shall not be adjusted in connection with the Forward Stock Split, and the number of shares of Common Stock the Corporation is authorized to issue, as set forth in this Article III, shall not be affected by the Forward Stock Split.

THIRD: That the foregoing amendments have been consented to and authorized by the holders of a majority of the issued and outstanding capital stock entitled to vote by written consent in lieu of meeting in accordance with Section 78.320 of the NRS.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the laws of the State of Nevada.

FIFTH: This Certificate of Amendment shall be effective as of August 9, 2017.

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IN WITNESS WHEREOF, Jakroo Inc. has caused this Certificate of Amendment to be executed by its authorized officer on this 9th day of August, 2017.

JAKROO INC.

By:	/s/ Weidong (Wayne) Du
Name: Weidong (Wayne) Du
Title: Chief Executive Officer

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